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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             (Amendment No. ______)*


                               FINISAR CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    31787A101
         --------------------------------------------------------------
                                 (CUSIP Number)

                                OCTOBER 17, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate box to designate the rule pursuant to which this Schedule is filed:

                                / / Rule 13d-1(b)

                                / / Rule 13d-1(c)

                                /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (03-00)



                               Page 1 of 4 Pages

CUSIP No. 31787A101

--------------------------------------------------------------------------------
     1.  Names of Reporting Persons.
         I.R.S. Identification Nos. of above person (entities only)
         GREGORY H. OLSEN

--------------------------------------------------------------------------------
     2.  Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)   N/A

          (b)

--------------------------------------------------------------------------------
     3.  SEC Use Only

--------------------------------------------------------------------------------
     4.  Citizenship or Place of Organization          UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
Number of         5.   Sole Voting Power               6,926,038
Shares           ---------------------------------------------------------------
Beneficially      6.   Shared Voting Power             0
Owned by         ---------------------------------------------------------------
Each              7.   Sole Dispositive Power          6,926,038
Reporting        ---------------------------------------------------------------
Person With:      8.   Shared Dispositive Power        0
--------------------------------------------------------------------------------
     9.  Aggregate Amount Beneficially Owned by Each Reporting Person
               6,926,038

--------------------------------------------------------------------------------
     10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
         (See Instructions)  N/A

--------------------------------------------------------------------------------
     11. Percent of Class Represented by Amount in Row (11)
               3.7%

--------------------------------------------------------------------------------
     12. Type of Reporting Person (See Instructions)
               IN

--------------------------------------------------------------------------------



                               Page 2 of 4 Pages
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ITEM 1

     (a) Name of Issuer:  FINISAR CORPORATION

     (b) Address of Issuer's Principal Executive Offices:
                                                       1308 MOFFETT PARK DRIVE
                                                       SUNNYVALE, CA  94089

ITEM 2

     (a) Name of Person Filing:  GREGORY H. OLSEN

     (b) Address of Principal Business Office, or, if none, Residence:
                                                       FINISAR CORPORATION
                                                       1308 MOFFETT PARK DRIVE
                                                       SUNNYVALE, CA  94089

     (c) Citizenship: THE FILING PERSON IS A CITIZEN OF THE UNITED STATES
                      OF AMERICA.

     (d) Title of Class of Securities:  COMMON STOCK

     (e) CUSIP Number:  31787A101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                                       N/A

ITEM 4.  OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         AMOUNT OWNED "BENEFICIALLY" WITHIN THE MEANING OF RULE 13d-3:
         6,926,038 SHARES.

         (PLEASE NOTE THAT THE AMOUNT ORIGINALLY OWNED AS OF OCTOBER 20, 2000 WAS 10,857,738 SHARES)

     (b) Percent of class:

         3.7% BASED ON THE NUMBER OF SHARES OWNED AND 185,500,768 SHARES OUTSTANDING AS OF DECEMBER 31, 2000 (6.06% BASED ON THE NUMBER OF SHARES OWNED AND 179,089,069 SHARES OUTSTANDING AS OF OCTOBER 20, 2000.)

     (c) Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote:  6,926,038

         (ii)  Shared power to vote or to direct the vote:  0

         (iii) Sole power to dispose or to direct the disposition of:
               6,926,038

         (iv) Shared power to dispose or to direct the disposition of:  0



                               Page 3 of 4 Pages
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         N/A

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  FEBRUARY 14, 2000
                                     -------------------------------------------
                                                        Date

                                               /s/ GREGORY H. OLSEN
                                     -------------------------------------------
                                                      Signature

                                      GREGORY H. OLSEN, EXECUTIVE VICE PRESIDENT
                                     -------------------------------------------
                                                     Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Section 240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)




                               Page 4 of 4 Pages